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Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

        We consent to the use in this Amendment No. 1 of Registration Statement No. 333-115344 relating to an exchange offer for $250 million 11% Senior Secured Notes due 2010 and $100 million Senior Secured Floating Rate Notes due 2008 of Huntsman Advanced Materials LLC and subsidiaries of our report on the financial statements of Huntsman Advanced Materials (Deutschland) GmbH & Co. KG dated August 11, 2004 appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche GmbH.

Duesseldorf, Germany
December 20, 2004

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  Exhibit 23.5
CONSENT OF INDEPENDENT AUDITOR